Longhorn Capital Partners, L.P.

Code of Ethics

Longhorn Capital Partners, L.P.

Securities Trading Policy

     This is a statement of the current policies and procedures of Longhorn Capital Partners, L.P. and its affiliates (collectively, the “Company”) with respect to the trading in securities by employees of the Company. The attached policy is being provided to all Employees and should be reviewed closely.

General

     It is our policy that no employee of the Company (or immediate family member, anyone acting on behalf of the employee or members of his or her immediate family, or other person to whom an employee may provide investment advice) may directly or indirectly invest or participate in any investment decision regarding any purchases or sales of the securities of any public or private corporation or certain investments directly or indirectly related to any such securities (each a Covered Transaction, (as defined below)), except certain Permitted Transactions (as defined below). An immediate family member includes any spouse, child, parent or sibling of the employee who lives in the same household as the employee. If such securities are owned as of the date of employment, the employee must notify the Company prior to employment of such ownership and obtain written approval for any continued ownership of such securities or any sale of such securities. Furthermore, any employee who has a member of their immediate family employed by an entity in which the Company invests should notify the Chief Compliance Officer (“CCO”) immediately of such fact.

     “Covered Transaction” shall mean a purchase or sale (including a short sale) of, and any other transaction in, common stock or other securities (including puts, calls, leaps, warrants, options, bonds or debentures) of any public or private corporation or other entity. However, purchases or sales of the following securities are “Permitted Transactions”, which do not require pre-approval except for ETFs, options on ETFs and selling or exiting investment positions that existed in the employee’s account prior to or at the time of joining the firm, each of which must be pre-approved: (1) U.S. government securities, (2) bank certificates of deposit, (3) bankers’ acceptances, (4) commercial paper, (5) money market investments, (6) mutual funds (except for mutual funds or other investment company Clients of the Company), and (7) securities obtained by the employee’s spouse as a result of such spouse’s employment by the issuer of the securities, (8) futures, commodities, currencies and precious metals (9) selling or exiting investment positions that existed in employee’s account prior to or at the time of joining the firm, (10) publicly traded ETFs and options on ETFs. Further, ETFs and options on ETFs currently held in Client accounts, regardless if directionally long or short, are not permitted to be traded. However, ETFs and options on ETFs held in an employee account prior to being held as a long or short position in a Client account are eligible to be harvested if pre-approved before trading, but not on the same business day as the ETFs or options on ETFs are traded in Client accounts. ETFs and options on ETFs are eligible to be traded, subject to pre-approval, beginning on the business day following the day on which the ETFs or options on ETFs are completely liquidated from Client accounts. The foregoing purchase and sale restrictions apply to both public and private purchases and sales.

     Limited exceptions to the preceding policy may be granted under certain circumstances with the prior written approval of the CCO. Since our policies restrict all trading activities (except a Permitted Transaction) the employee should continue to comply with these restrictions and ensure continued compliance by his or her immediate family for so long as he or she remains employed by the Company. In the course of his or her duties at the Company, an employee may also have or become aware of material nonpublic information regarding a corporation (including those in which the Company invests). Our policies and the securities laws provide that such employee may not buy or sell the securities of that corporation. Equally important, such employee must not pass any material nonpublic information along to any third party, including his or her immediate family members.

Explanation of the Law

What Is Inside Information?

     “Inside information” is all material nonpublic information concerning publicly traded securities. Information is “material” if (a) it could affect the market price of a security (i.e., stock, option, bond, etc.); (b) a reasonable investor would attach importance to the information in deciding whether to buy, sell, or hold a security; or (c) the disclosure of the information would have significantly altered the total mix of available information in the view of the reasonable investor. Information is considered “public” only if it has been effectively disclosed to the investing public (by press release, for example) and enough time has elapsed to permit the investment market to absorb and evaluate the information. Examples of inside information may include, among other things, nonpublic information about:

  earnings results;

  material changes in revenues or operations;

  estimates or projections of future earnings or losses;

  stock splits;

  changes in management;

  events or business operations that are likely to affect future revenues or earnings (for example, expansion plans);

  acquisition plans;

  the prospect of significant litigation or developments in a major litigation matter; and

  information about proposed newspaper articles that may effect the market price of a security.

Prohibitions Relating to Inside Information

  Sale or Purchase of Securities. It is unlawful for someone having inside information regarding a corporation to buy or sell securities of that corporation, whether in the form of common stock, convertible securities, options (including puts, calls and leaps) or any other type of security, and, whether directly or indirectly, through a third person, 401(k) plan, IRA, trust or otherwise.

  Tipping. It is unlawful for someone having inside information to pass it on to a friend, relative, or anyone else who buys or sells a security on the basis of that information. This activity is often referred to as “tipping.” Similarly, it is also unlawful to suggest buying or selling a security while in possession of inside information but without actually disclosing such information. If damages are incurred for a tipping violation, often the “tippor” (the informant) is liable for the “tippee’s” profits and other damages.

  Controlling Person Liability. It is also unlawful for certain persons to fail to prevent insider trading by others. A “controlling person” may be liable for civil penalties under the insider trading laws for the violations of another if the controlling person both (1) knew or recklessly disregarded the fact that an employee was likely to engage in a violation and (2) failed to take appropriate steps to prevent that violation before it occurred. A controlling person includes not only employers, such as the Company, but also individual employees with managerial or supervisory responsibilities over the violator.

  Consequences of Violation. In recent years, the Securities and Exchange Commission has vigorously prosecuted insider trading violations by both institutions and individuals. The penalties, including criminal penalties, are severe, even for violations resulting in relatively small profits. The maximum civil penalty for each violation is the higher of $1,000,000 or three times the gains made or losses avoided from insider trading. Criminal penalties (including jail sentences) also may result. Finally, because of the importance of the policies set forth in this memorandum, any violation of this Securities Trading Policy may be cause for immediate dismissal from the Company.

Responsibilities Upon Becoming Aware of Certain Information

     During the performance of his or her duties for the Company, an employee may have access to persons with material nonpublic information about corporations in which the Company invests. In the process of advancing the Company’s investment goals, such employees may discuss shareholder proposals and other matters with a target corporation’s officers, directors or employees, other shareholders or other market participants, any of whom is likely to be in possession of material nonpublic information about the corporation. Certain employees also may be asked, and granted permission pursuant to this policy, to serve on the board of directors of a corporation in which the Company invests. In such capacity the employees may obtain additional material nonpublic information.

     It is the policy of the Company not to make any investment decisions relating to a corporation based upon, or after obtaining, material nonpublic information. In the event any employee gains access to material nonpublic information about a corporation in which the Company invests or is proposing to invest, the following will apply:

  The employee must immediately inform the CCO of the fact that the employee has in his or her possession material nonpublic information concerning the corporation.

  The CCO will take such steps as are necessary and appropriate to ensure that the employee does not participate in any investment decision relating to the securities of the subject corporation.

  The Company will consult with its advisors, including legal counsel, to determine whether trading in the corporation’s securities should be prohibited and how long such prohibition should continue.

  The employee must take appropriate steps to safeguard any material nonpublic information of the subject corporation in his or her possession. Such safeguards will include, at a minimum, the following:

-	Refrain from discussing with other employees of the Company any material nonpublic information about the subject corporation, except within the scope of the employee’s duties.

-	Secure all material nonpublic memoranda, reports and other written materials about the subject corporation in a location to which other employees do not have access. Do not leave such materials in locations where other employees may see the material nonpublic information.

-	Make all telephone calls concerning material nonpublic information of or about the subject corporation and its business in such a manner as to ensure the privacy of such conversations.

-	The employee should also be cognizant of the express prohibition regarding disclosure of this information to any third party, including any immediate family member.

Restrictions Regarding Expert Networks and Paid Consultants

     The SEC and federal prosecutors have pursued insider trading cases that have focused on the use of expert networks or paid consultants. Expert network firms offer clients paid access to professional consultants who provide information about industries and, in some cases, companies at which they are employed. Given consultants’ potential access to material non-public information, it is important for advisers to implement procedures proactively to ensure that trading does not occur on the basis of material non-public information provided by consultants. Accordingly, the Company has adopted the following general policies and procedures with respect to expert networks and consultants:

  No Employee may serve as a professional consultant in an expert network without obtaining the prior written approval of the CCO in each instance.

  Neither the Company nor any of its Employees may engage a professional consultant or otherwise utilize an expert network without obtaining the prior written approval of the CCO in each instance.

  The Company and its Employees are prohibited from engaging consultants who are employees of any company in which the Company’s Clients invest or who would provide information about such a company that had recently employed them.

  Any consultation by a professional consultant shall be provided pursuant to a written agreement executed by the Company and shall contain an express acknowledgment that the consultant will not provide material non-public information.

  Employees must immediately contact the CCO or his/her designee if they believe that a consultant has provided material non-public information or has violated a confidentiality obligation.

Certain Other Restrictions

  Secure Information. Material nonpublic information also includes the actual, contemplated or considered investment decisions of the Company (except to the extent publicly disclosed by the Company), along with any investment strategies of the Company. Information in your possession relating to investments being considered or implemented by the Company may not be communicated to anyone, including other employees of the Company, other than within the scope of your employment duties. In addition, care must be taken that the information is secure.
  For example, memoranda, reports, correspondence or files containing material nonpublic information should be restricted at all times.

  Service as Director. No employees may serve on the board of any corporation, without the prior written approval of the CCO.

  Gifts. No employee shall accept, directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity that does business with the Company, without the prior written approval of the CCO.

  Non-Disclosure. Without limiting the other obligations of an employee, no employee may grant or otherwise participate in, directly or indirectly, any interviews or telephone conferences with, or provide any information (whether written or oral or for attribution or otherwise), to any individual or entity soliciting information for inclusion in any news article, broadcast piece or other written or oral communications that could relate to the Company, its investors, its affiliates, the nature of the business or investments being done or made by the Company, the nature or scope of employment duties or any other information learned in the scope of employment with the Company. Additionally, any other media contacts are expressly discouraged, and employees should obtain the prior written approval of the CCO before proceeding with any such contacts.

Approved Brokers

     The CCO, CIO and the Principals of the Company shall maintain in memorandum form a list of approved brokers for trading in securities. The approved broker list shall be reviewed and updated from time to time by the CCO, CIO and Principals of the Company.

Administration and Further Assistance

     These policies will be administered by the CCO. Any person who has a question concerning the propriety of a proposed transaction or who has a question about this Securities Trading Policy may obtain additional guidance from the CCO. Requests for clearance of a proposed securities transaction should be directed in writing to the CCO. Depending on certain facts and circumstances, the CCO may waive certain of the terms of this policy as they may relate to particular trades not involving “inside information.”

EMPLOYEE ACKNOWLEDGMENT

I certify, by reference to my written or electronic signature on Annex A, that I have received, read and thoroughly understand the attached Securities Trading Policy of Longhorn Capital Partners, L.P. amended as of March 2017. I understand that failure to comply with the policies and procedures outlined in this Securities Trading Policy is grounds for serious disciplinary action up to and including discharge from employment by Longhorn Capital Partners, L.P.

ANNEX D

LONGHORN CAPITAL PARTNERS, L.P.

CODE OF BUSINESS CONDUCT AND ETHICS

I. INTRODUCTION

     Longhorn Capital Partners, L.P. (the “Company”) maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws federal securities laws, including rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). This Code of Business Conduct and Ethics (the “Code”) applies to each employee of the Company (“Employee”). The Company is required to adopt a written Code containing provisions reasonably necessary to prevent its “access persons” from engaging in any conduct prohibited by paragraph (b) or Rule 17J-1 of the Investment Company Act. The Company will inform all “access persons” of their reporting obligations under the Code. The Code is designed to ensure compliance with legal requirements and the Company’s standards of business conduct. Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

     This Code does not address every possible situation that may arise, consequently every Employee is responsible for exercising good judgment, applying ethical principles, and bringing potential violations of the Policy to the attention of the Chief Compliance Officer of the Company (the “CCO”). The CCO reports to the principals of the Company.

     Each Employee shall sign the acknowledgement form attached to this Code indicating his or her receipt and understanding of, and agreement to comply with this Code. Such physical or electronically signed acknowledgement should be immediately returned to the CCO.

II. GENERAL STANDARDS OF CONDUCT

A. Corporate Conduct

The following general principles guide the Company’s corporate conduct:

  The Company will act in accordance with applicable laws and regulations.

  The Company will provide products and services designed to help Clients achieve their financial goals.

  The Company will conduct business fairly, in open competition.

  The Company will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry,

  citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law.

  The Company will support the communities in which it operates.

B. Individual Conduct

The following general principles guide the individual conduct of each Employee:

  The Employee will not take any action that will violate any applicable laws or regulations.

  The Employee will adhere to the highest standards of ethical conduct.

  The Employee will maintain the confidentiality of all information obtained in the course of employment with the Company.

  The Employee will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.

  The Employee will not abuse or misappropriate the Company’s assets or use them for personal gain.

  The Employee will not engage in any activities that create a conflict of interest between the Employee and the Company.

  The Employee will deal fairly with Clients, colleagues, and others.

  The Employee will comply with this Code.

III. ETHICAL BUSINESS PRACTICES

A. Compliance With Laws and Regulations

     It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior he or she will be protected from retaliation.

     In addition to any other unlawful actions, it is the Company’s policy not to engage in the following, and any violation thereof shall immediately be reported to the CCO:

  To employ any device, scheme, or artifice to defraud any Client of the Company or any investor in any Client of the Company (collectively, a “Client”).

  To make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading.

  To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on any Client.

  To engage in any manipulative practice with respect to any Client.

B. Falsification or Alteration of Records

     Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

  Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity.

  Manipulating books, records, or reports for personal gain.

  Failing to maintain books and records that completely, accurately, and timely reflect all business transactions.

  Maintaining any undisclosed or unrecorded Company or Client funds or assets.

  Using funds for a purpose other than the described purpose.

  Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

C. Political Contributions

     Company resources, financial or otherwise, may not be used directly or indirectly to support political parties, candidates or causes. An employee’s support of his or her own political parties, candidates and political causes must be done on his or her own time and not use any of

Company’s resources such as, but not limited to, reproduction, facsimile machines, postage meters, telephones or computers.

     Advisers Act Rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office: (i) is directly or indirectly responsible for the hiring of the Company or (ii) has the authority to appoint any person responsible for the hiring of the Company.

     Advisers Act Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

     In addition, Advisers Act Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. Contributions include coordination of contributions (bundling, pooling or otherwise facilitating the contributions made by other people) and the solicitation of contributions (communicating, directly or indirectly, for the purpose of obtaining or arranging a contribution).

     Pre-Clearance Requirement: Based on the above, Persons Covered (as such term is defined above) must notify the Chief Compliance Officer in advance of ANY AND ALL political contributions to state and local government officials (including candidates) and to state and local political parties and political action committees utilizing the Company’s third party web-based employee level compliance system. It should be noted that this pre-clearance requirement also applies to contributions made to state and local government officials who decide to run for a federal office.

     By way of background, the Company has instituted this preclearance process to avoid any instances in which political contributions by Company (including employees) could be considered an attempt to influence the award of an investment advisory contract by a government entity. If the Company is deemed to have made a political contribution to an elected official who is in a position to influence the selection of the Company as an investment adviser, then the Company may be prohibited from receiving compensation from a government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in one of the Company’s funds.

     Restrictions: Please note that employees are expressly prohibited from engaging in the following political contribution activities:

1.	Asking another person or political action committee to:
a.	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of the Company as an investment adviser; or
b.	Make a payment to a political party of the state or locality where the Company is seeking to provide investment advisory services to such state or local government.
2.

Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with the Company, if such political contributions would violate this policy if done directly by the employee.

     As evidenced by the above, the Advisers Act contains rules specifically designed to curtail “pay to play” practices. Employees should carefully review the relationship between the Company and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate the Company, you must discuss such contributions with the Chief Compliance Officer PRIOR to making the political contribution.

     New Hires: In accordance with the “look back” provision of Advisers Act Rule 206(4)-5, upon becoming a Person Covered (upon hire or otherwise), employees will be required to disclose all political contributions made to: (i) state or local government officials (including candidates) as well as (ii) any payments to state or local political parties and political action committees during the 2 years prior to becoming an employee (but not before March 14, 2011). Employees will disclose such political contributions the Company’s third party web-based employee level compliance system.

     Annual Reporting Requirement: Lastly, the Company is required to keep records of ALL contributions made by the Company and its Persons Covered to government officials (including candidates) and of payments to state or local political parties and political action committees. As such, employees will be required to disclose ALL such political contributions made on an annual basis utilizing the Company’s third party web-based employee level compliance system.

D. Payments to Government Officials or Employees

     Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms-length business relationship with the government agency or official involved.

E. Competition and Fair Dealing

     The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee of the Company should endeavor to respect the rights of and deal fairly with the Company’s Clients, customers, vendors, suppliers, and competitors. No Employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Company’s Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

F. Privacy of Personal Information

     The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company’s systems are not considered private.

IV. PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION.

A. Confidentiality of Company Information

     Information generated by the Company is a valuable company asset. Protecting this information plays a vital role in the Company’s continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with Clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.

B. Confidentiality of Investor Information

     As a registered investment adviser, we have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

     Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared (iii) as required by law, or (iv) as authorized by the CCO.

     Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other Clients, including those of other Employees. Trading ahead of a Client’s order is known as “frontrunning” and is prohibited. Following a Client’s order with Employee trading activity is known as “piggybacking” or “shadowing” and is likewise prohibited. Six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the CCO.

V. PROHIBITION AGAINST INSIDER TRADING.

     An Employee who trades securities while in possession of material, non-public information, or improperly communicating that information to others, may face severe penalties. The Company may impose disciplinary actions that may include termination of employment. Criminal sanctions may include a fine of up to $1 million and/or ten (10) years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the Employee may be sued by investors seeking to recover damages for insider trading violations.

     Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

     Furthermore, the Company could be subject to the following penalties in the event an Employee is found liable for insider trading:

  Civil penalties of up to the greater of $1 million or three times the amount of the Employee’s profits gained or losses avoided for each violation;

  Criminal fines of up to $2.5 million per violation; and

  Restrictions on the Company’s ability to conduct certain of its business activities.

     The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

A. Policy on Insider Trading

     Employees may not trade, either personally or on behalf of others (such as Client accounts managed by the Company), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Company.

     Furthermore, you may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Company. Any such communication with third parties must be approved by the CCO.

B. Material Nonpublic Information

(i) Material Information

     Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company or is going to make a trade or has just made a trade of that security should be treated as material information.

     Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

     No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comment to a third party.

(ii) Non-public Information

     “Non-public information” is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

     If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain as to whether certain information is non-public, you should consult with the CCO prior to making any comment to a third party.

(iii) Identifying Inside Information

     Before executing any trade for yourself or others, or private accounts managed by the Company (“Client Accounts”), you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

  Report the information and proposed trade immediately to the CCO.

  Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Company.

  Do not communicate the information inside or outside the Company, other than to the CCO.

  After the CCO has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company should take.

     You should consult with the CCO before taking any action. This degree of caution will protect you, our Clients and the Company.

(iv) Contacts with Public Companies

     Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.

     While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

     Difficult legal issues arise, however, when, in the course of contacts with public companies, an Employee or other person subject to this Code becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to a portfolio manager, or an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, our Clients and the Company, you should contact the CCO immediately if you believe that you may have received material, non-public information.

(v) Tender Offers

     Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees of the Company and others subject to this Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

(vi) Restrictions Regarding Expert Networks and Paid Consultants

     The SEC and federal prosecutors have pursued insider trading cases that have focused on the use of expert networks or paid consultants. Expert network firms offer clients paid access to professional consultants who provide information about industries and, in some cases, companies at which they are employed. Given consultants’ potential access to material non-public information, it is important for advisers to implement procedures proactively to ensure that trading does not occur on the basis of material non-public information provided by consultants. Accordingly, the Company has adopted the following general policies and procedures with respect to expert networks and consultants:

  No Employee may serve as a professional consultant in an expert network without obtaining the prior written approval of the CCO in each instance.

  Neither the Company nor any of its Employees may engage a professional consultant or otherwise utilize an expert network without obtaining the prior written approval of the CCO in each instance.

  The Company and its Employees are prohibited from engaging consultants who are employees of any company in which the Company’s Clients invest or who would provide information about such a company that had recently employed them.

  Any consultation by a professional consultant shall be provided pursuant to a written agreement executed by the Company and shall contain an express acknowledgment that the consultant will not provide material non- public information.

  Employees must immediately contact the CCO or his/her designee if they believe that a consultant has provided material non-public information or has violated a confidentiality obligation.

C. Securities Trading Policy

     Various regulations require all broker-dealers and investment advisers to establish, maintain and enforce written policies reasonably designed to prevent the misuse of inside information by the Company and its Employees, particularly with regard to personal trading activity. To comply with these regulations, the Company has adopted certain securities trading policies. Employees should read the securities trading policy closely prior to taking part in any personal securities trading activities. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of the governmental bodies and self-regulatory organizations that monitor our business activities.

D. Conflicts of Interest and Prohibited Activities; Gifts

(i) Conflicts of Interest and Prohibited Activities

     It is a violation of an Employee’s duty of loyalty to the Company for any Employee, without the prior written consent of the CCO:

  to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an Employee;

  to accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account; or

  to own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

(ii) Gifts

     Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide Employees in this area.

     Generally, Employees should not accept or provide any gifts or favors that might influence the recipient’s decisions regarding business transactions involving the Company, or that others might reasonably believe would influence those decisions, that could result in a potential conflict of interest or that could create the perception of a conflict of interest. Although modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient’s business decisions. Employees are generally prohibited from giving or receiving any gifts or favors of more than $100 per calendar year from any person or entity. Any employee who gives or receives gifts or favors in excess of $100 to/from any person or entity that does business with or on behalf of the Company is required to disclose the item(s) and/or event(s) to the CCO and on the quarterly certification. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

The following are excluded from this limitation:

  Appropriate personal gifts (e.g., modest wedding gifts or congratulatory gifts for the birth of a child) are permissible and do not require reporting.

  Entertainment, training, conferences, research events and educational seminars (see details below)

     With respect to entertainment, employees may provide or accept an occasional meal, ticket to a sporting event or the theater, or comparable form of entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sale target or other incentives. However, both the inviting party (or its representative) and the recipient must be present at the entertainment event. Entertainment for which the sponsoring or inviting party (or its representative) is not present, for at least a portion of the time, would be deemed a reportable gift.

     In general, training, conferences, research events and educational seminars are permissible and not subject to the $100 limitation.

(iii) Cross Transactions

     An Employee may not engage in principal transactions between a personal account and or any other account managed by the Company (a “Client Account”) without the prior consent of the CCO. An Employee also may not, without the prior consent of the CCO cause one Client Account to sell a security to another Client Account in a cross transaction if any Employee or other affiliate of the Company received compensation from any source for acting as broker.

     Prior to execution of a cross transaction, the Employee recommending the trade will be responsible for preparing a brief memorandum setting forth the reasons why the transaction is suitable for each Client involved (e.g., differences in invested positions, investment objectives, risk tolerances, tax situations, etc.). The memorandum shall be signed by the officer or Employee under whose direction it was prepared and initialed by the CCO and copies shall be maintained in the appropriate Client files.

     The cross transaction must be effected for cash consideration at the current market price of the security, based on current sales data relating to transactions of comparable size. If no comparable sales data are available on the day in question, then the cross transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. Restricted securities or securities for which market quotations are not readily available may not be crossed. No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with any cross transaction.

(iv) Reporting of and Consent for Outside Activities

(a) General

     All outside activities conducted by an Employee which either (i) involve a substantial time commitment or (ii) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the CCO. The CCO may require full details concerning the proposed outside activity including the number of hours involved and the compensation to be received. Prior to accepting a position as an officer or director in any private business, charitable organization or non-profit organization, an Employee must also obtain approval from the CCO.

(b) Service as Director

     No Employee may serve on the board of any company whose securities are publicly traded without the prior written approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

(v) Confidentiality

     Any information that an Employee obtains regarding advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the CCO or another officer of the Company is grounds for immediate dismissal by the Company.

     The protection of confidential business and Client information is vital to the interests and the success of the Company. It is the responsibility of each staff member to safeguard as confidential everything known about a Client. Care should be taken that such information is secure. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

     In order to protect the confidential information of Clients and comply with privacy laws and regulations, the Company has adopted a Privacy Notice in the form attached hereto as Annex B. Each Employee must familiarize himself or herself with and strictly adhere to the Company’s Privacy Notice.

     Employees are prohibited from providing any information or making any comments to the media or from providing any confidential or otherwise sensitive business or Client information and from disseminating any such information on the Internet. Any inquiry by the media should be reported immediately to the CCO.

     During the course of your employment, you may come into the possession of non-public information relating to the Company, Clients, Employees or other persons. This includes information relating to securities transactions on behalf of Clients, advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client, agent or contractor of the Company, Client lists, vendor names, Clients’ customer lists and other Client information, Company business records, Client files, personnel information, financial information, leases, software, licenses, agreements, computer files, documents, business plans, and the analyses and other proprietary data or information of the Company and other persons. All of this information, whether or not material and whether about the Company, its Clients, Employees, or other persons, is strictly confidential. This information must not be copied or disclosed to anyone outside the Company, including your family members, or to any Employee who is not authorized to receive the information, either during or after your employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the CCO for guidance on specific cases.

     As a condition of your employment by the Company, you agree that all such confidential information and other property of the Company and/or its Clients are the property of the Company and/or its Clients, and will never be given to an outside organization or individual, except through normal channels and an appropriate authorization by the Company and/or its Clients. You also agree not to make unauthorized copies or disclosure of such confidential information or property and, upon termination of your employment, to return to the Company all such items (and all copies thereof in any media) in your possession or under your control.

     Any Employee who violates this policy will be subject to disciplinary action up to and including possible discharge, whether or not he or she benefits from the disclosed information. Any disclosure or use of such confidential business information or property may also subject an Employee to civil liability or criminal penalties. If an Employee breaches this policy, or threatens to commit a breach, in addition to any rights and remedies available to the Company and/or its Clients under law, the Company and/or a Client may seek to enjoin an Employee from any violation.

(vi) Prevention of Identity Theft and Other Fraudulent Activity

     Pursuant to Regulation S-ID: Identity Theft Red Flags (the “Red Flags Rule”), each investment adviser that is a “financial institution” or “creditor” and offers or maintains one or more “covered accounts” is required to develop and implement a written identity theft prevention program designed to detect and respond to “red flags” indicating the existence or possibility of identity theft. A “financial institution” is defined as any person that, directly or indirectly, holds or maintains a “transaction account” belonging to an individual. A “transaction account” is an account in which the account holder is permitted to make withdrawals by negotiable or transferable instrument, payment orders of withdrawal, telephone transfers, or other similar items for the purpose of making payments or transfers to third parties or others. A “creditor” is defined as any person who regularly extends, renews, or continues credit; any person who regularly arranges for the extension, renewal or continuation of credit; or any assignee of an original creditor who participates in the decision to extend, renew or continue credit. In general, an investment adviser may meet the definition of “financial institution” or “creditor” if: (i) it has the authority to direct transfers or payments from accounts belonging to individual clients to third parties upon such clients’ instructions, or it acts as agent on behalf of clients, (ii) it acts as adviser to a private fund and has the authority, pursuant to an arrangement with the private fund or the individual investor, to direct an investor’s withdrawal proceeds to third parties upon instructions received by the investor, or (iii) it advances funds to an investor that are not for expenses incidental to the services provided to that investor, such as where a private fund adviser regularly and in the ordinary course of business lends money, short-term or otherwise, to permit investors to make an investment in the fund, pending the receipt or clearance of an investor’s check or wire transfer.

     The Company has carefully reviewed its business practices to determine whether or not it is subject to the Red Flags Rule. The Company does not currently have and does not expect to have any separately managed account Clients that are “consumers” (individuals). With respect to the Private Funds, any and all distribution and withdrawal proceeds paid to an investor generally are required to be paid or wired to the same account from which the investment was originally remitted, unless the CCO agrees otherwise in each instance. Moreover, the Company does not have the authority to direct the payment of withdrawal or distribution proceeds to the account of third parties (or to permit an investor to direct payment of withdrawal or distribution proceeds to the account of a third party). The Company is not a creditor because it does not regularly advance funds to investors as contemplated by the Red Flags Rule (and SEC guidance provided in connection therewith). Based upon the foregoing analysis of its current business activities, the Company does not believe that it is currently subject to the Red Flags Rule or otherwise required to develop and implement a written identity theft program as contemplated in the Red Flags Rule. The Company will reassess and review this conclusion and the requirements of the Red Flags Rule on a periodic basis and in light of changing business practices or activities.

     Based upon its business and activities and the nature of its Client and investor relationships, the Company generally believes that the risk of identity theft or other fraudulent activity is low. Nevertheless, the prevention of identity theft and the protection of its Clients and investors are extremely important to the Company. Accordingly, all Employees are required to take reasonable and appropriate actions and precautions in order to protect Clients and investors from identity theft and other fraudulent activity, including, but not limited to, being alert to any suspicious activity by or on behalf of or with respect to any Clients or investors.

     In an attempt to prevent and mitigate the risks of identity theft, wire fraud and other fraudulent activity, Employees should comply with the following policies and procedures:

  When providing information to third parties, Employees should ensure that all nonessential information is removed or redacted and that nonpublic personal information regarding a Client or investor is redacted or removed (unless otherwise approved by the CCO).

  If a Client or an investor (or a person purporting to act on behalf of a Client or investor) requests that changes be made to its address or contact information, Employees should promptly notify the CCO. Before making any such changes, the CCO and/or applicable Employees should take reasonable and appropriate steps to confirm the validity of such request and the identity and authority of the person making such request. In general, the CCO and/or applicable Employees should attempt to verify the validity of any such requests by contacting the Client or investor directly using the contact information of record. Moreover, the CCO and/or applicable Employees generally should request written documentation evidencing the authority of any person purporting to act on behalf of a Client or investor (to the extent that such documentation has not already been provided to the Company).

  If an investor requests to make changes to its wire or bank account information or requests that distribution or withdrawal proceeds be paid to an account other than the bank account of record, Employees should immediately notify the CCO. Before processing any such request or making any changes to such information, the CCO and/or applicable Employees will take reasonable and appropriate steps to verify the identity and authority of the person making the request and the validity of the request. In addition, the CCO and/or applicable Employees shall take reasonable and appropriate steps to confirm and verify that any investment proceeds with respect to an investor are paid to an account maintained in the name of and for the benefit of such investor. Neither the Company nor any of its Employees shall be permitted or authorized to direct or redirect the payment of investment proceeds (e.g., withdrawal proceeds, distribution proceeds, dividends, interest or other proceeds related to the investor’s capital account in a Private Fund) to the account(s) of any third party (either upon the instruction of the investor or otherwise).

  Employees may also be deceived by pretext calling, defined as an information broker or identity thief calling the Company while pretending to be a Client or investor (or a person authorized to act on behalf of a Client or investor), and may even use bits of a Client’s or investor’s personal information (such as a Social Security Number) to lend credibility to the deception. The information thief may attempt to convince Employees to provide additional non-public personal information regarding a Client or investor over the phone, which can then be used by such person for fraudulent purposes. In light of the foregoing risk, Employees should take reasonable and appropriate steps to verify the identity and authority of the person making the request before disclosing or providing any non-public personal information regarding a Client or investor to such person. In general, Employees should not provide non- public personal information regarding a Client or investor over the phone or via electronic means unless and until it has verified the validity of such request by contacting the Client or investor directly using the contact information of record for such Client or investor. Before providing non- public personal information regarding a Client or investor to any third party, Employees must obtain Client’s or investor’s written instruction and consent.

  Employees may be responsible for identity theft through more direct means. Insider access to information allows dishonest Employees to sell Client or investor personal information or to use it for fraudulent purposes.
  Such action is cause for immediate termination of employment and may subject the Employee to civil and criminal liability.

(vii) Involvement in Litigation

     Any lawsuits against the Company should be immediately brought to the attention of the CCO upon receipt of service or other notification of the pending action. An Employee must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

     Notice also should be given to the CCO upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Company or any of its Clients or Employees. The Company’s legal counsel will determine the appropriate response in consultation with the CCO.

(viii) Regulatory Inquiries

     All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Company should be sent to the CCO and the Company’s legal counsel upon receipt. The intention behind this policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

     Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the legal counsel for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Company’s legal counsel for response.

     Under no circumstances should any documents, materials or information be released without prior approval of the CCO and legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO and the Company’s legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel.

(ix) Disciplinary Matters – Reportable Events

     All Employees are required to notify the CCO immediately in the event of any “reportable events.” A reportable event occurs when an Employee:

  Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

  Is the subject of any written customer complaint involving allegations of theft or misappropriation of funds or securities or forgery;

  Is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body;

  Is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self- regulatory organization;

  Is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations).

  Is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company which was suspended, expelled or had its registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

  Is a defendant or respondent in any securities or commodities- related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

  Is or becomes associated in any business or financial activity with any person who is subject to a “statutory disqualification” as that term is defined in the Securities Exchange Act of 1934;

  Is the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

     Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Employee does not properly notify the CCO immediately following the incident. Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event by an Employee.

E. Reporting Personal Securities Holdings and Transactions

     Investment advisors’ access persons (as defined below) must report their personal securities holdings and transactions to the investment advisor’s CCO. An “access person” is a supervised person who has access to nonpublic information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. A supervised person is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. All employees and principals of the investment advisor are treated as “access persons”.

     The investment advisor will periodically review each report provided to it by an access person in order to identify potential for improper trades or patterns of trades by access persons. The CCO and/or the Principals of the Company are responsible for collecting and reviewing each report.

     All investment advisors’ access persons must comply with the following requirements:

  Offer investment opportunities to Clients before personally acting on them. Allow the Client a reasonable time period to act on the opportunity before placing a personal securities transaction. Keep written documentation that the opportunity was first offered to the Client.

  Obtain the investment advisor’s written approval before investing in an initial public offering (“IPO”) or private placement (“Limited Offering”).
  IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section

  4(a)(2) or section 4(a)(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

  Report holdings and transactions in securities in which they have any direct or indirect beneficial ownership. Each holdings report must be dated and contain the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security. The report must also contain the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person. Holdings reports are required (1) within ten days of the time the person becomes an access person (which information must be current as of a date not more than 45 days prior to the date the person became an access person) and (2) and at least once a year thereafter (which information must be current as of a date not more than 45 days prior to the annual date of reporting).

  Submit quarterly reports of all personal securities transactions in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership or the establishment of any account in which that access person held any direct or indirect beneficial ownership of securities. The reports are due no later than 30 days after the close of the calendar quarter and must be dated. Each transaction report must contain, the date of the transaction, the title and as applicable the change ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved. The report should also detail whether the transaction was a purchase, sale or any other type of acquisition or disposition, the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected. If the report is with respect to an account established, such report must include the name of the broker, dealer, or bank where the account was established, the date the account was established, and the date the report is submitted by the access person.

  An access person is not required to submit transaction reports that would duplicate information contained in trade confirmations or account statements that the investment advisor holds in its records as long as the trade confirmations or account statement is provided to the advisor within 30 days after the end of the quarter in which the transaction takes place.

  No employee of the Company (or immediate family member, anyone acting on behalf of the employee or members of his or her immediate family, or other person to whom an employee may provide investment advice) may directly or indirectly invest or participate in any investment decision regarding any purchases or sales of the securities of any public or private corporation or certain investments directly or indirectly related to any such securities (each a Covered Transaction, (as defined below)), except certain Permitted Transactions (as defined below). An immediate family member includes any spouse, child, parent or sibling of the employee who lives in the same household as the employee. If such securities are owned as of the date of employment, the employee must notify the Company prior to employment of such ownership and obtain written approval for any continued ownership of such securities or any sale of such securities. Furthermore, any employee who has a member of their immediate family employed by an entity in which the Company invests should notify the Chief Compliance Officer (“CCO”) immediately of such fact. “Covered Transaction” shall mean a purchase or sale (including a short sale) of, and any other transaction in, common stock or other securities (including puts, calls, leaps, warrants, options, bonds or debentures) of any public or private corporation or other entity.

  Pre-approval is not needed for purchases or sales of the following “Permitted Transactions” except for ETFs, options on ETFs and selling or exiting investment positions that existed in employee’s account prior to or at the time of joining the firm which must be pre-approved: (1) U.S. government securities, (2) bank certificates of deposit, (3) bankers’ acceptances, (4) commercial paper, (5) money market investments, (6) mutual funds (except for mutual funds or other investment company Clients of the Company), (7) securities obtained by the employee’s spouse as a result of such spouse’s employment by the issuer of the securities, (8) futures, commodities, currencies and precious metals, (9) selling or exiting investment positions that existed in employee’s account prior to or at the time of joining the firm, and (10) publicly traded ETFs and options on ETFs. Further, ETFs and options on ETFs currently held in Client accounts, regardless if directionally long or short, are not permitted to be traded. However, ETFs and options on ETFs held in an employee account prior to being held as a long or short position in a Client account are eligible to be harvested if pre-approved before trading, but not on the same business day as the ETFs or options on ETFs are traded in Client accounts.
  ETFs and options on ETFs are eligible to be traded, subject to pre- approval, beginning on the business day following the day on which the ETFs or options on ETFs are completely liquidated from Client accounts. Permitted Transactions must be logged / reported prior to submitting quarterly statements and annual positions.

  Pre-approval and logging are not required for activity in passive accounts with access to only Permitted Transactions not requiring pre-approval selected by the passive account’s independent administrator, such as 401k and 529 Plans.

F. Watch Lists and Restricted Lists

     The Company prohibits employees from trading in individual equities or options on equities. Employees are only permitted to trade in certain “Permitted Transactions” as provided for in the Company’s Securities Trading Policy. Consequently, the Company currently does not require compliance with the following watch list and restricted list policy. If, however, the Company decides to allow employees to trade in securities other than Permitted Transactions, the following policy will be enforced.

     Whenever the CCO determines that an Employee of the Company is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any Client, but particularly if the Company is analyzing or recommending securities for Client transactions) such company will either be placed on a watch list or on a restricted list. If the company is placed on a watch list, the flow of the information to other Company personnel will be restricted in order to allow such persons to continue their ordinary investment activities. If the CCO determines that material non-public information is in the possession of an Employee and cannot be adequately isolated through the use of the watch list, the company will be placed on the restricted list. The CCO will also have the discretion of placing a company on the restricted list even though no breach of the watch list has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material nonpublic information. When a company is placed on a watch list or restricted list all employees are prohibited from personal trading in securities of those companies.

     The CCO will be responsible for determining whether to remove a particular company from the watch list or restricted list. The only persons who will have access to the watch list or restricted list are members of the Designated Legal or Compliance Representatives and such persons who are affected by the information. The watch list and restricted list are highly confidential and should not, under any circumstances, be discussed with or disseminated to anyone other than the persons noted above.

G. Blackout Periods

     As noted above, the Company prohibits employees from trading in individual equities or options on equities. Employees are only permitted to trade in certain “Permitted Transactions” as provided for in the Company’s Securities Trading Policy. Consequently, the Company currently does not require compliance with the following policy relating to blackout periods. If, however, the Company decides to allow employees to trade in securities other than Permitted Transactions, the following policy will be enforced.

     Blackout periods occur when Client securities trades are being placed or recommendations are being made and access persons are not permitted to place personal securities transactions. The Company will initiate and notify employees of the existence of the blackout period. Violations of this provision, even if unintentional, can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

H. Brokerage Restrictions

     The Company may require that Employees trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted. The Company will initiate and notify employees of these requirements as they become necessary.

VI. OUTSIDE REQUESTS FOR INFORMATION

     Outside requests for information concerning the Company or any Clients should only be handled by authorized persons. All inquiries from securities analysts or investors must be directed to the CCO, who may in turn direct a prospective investor to the appropriate person. If an Employee receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to the CCO. General inquiries from the media should be directed to the CCO.

VII. IMPLEMENTATION AND ENFORCEMENT

A. Management Responsibility

     Management of the Company shall be responsible for explanation of this Code so as to assure Employee knowledge and compliance, as well as for enforcement of this Code. As no policy can cover all potential topics, this Code may be supplemented from time to time.

B. Record Retention

     Pursuant to Rule 17J-1, investment advisers are required to adopt a Code to which reports are required to be made by “access persons” must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph, and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

  A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

  A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

  A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

  A record of all persons, currently or within the past five years, who are or were required to make reports under this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

  A copy of each report required by the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     Investment Advisers must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in IPOS and Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

C. Enforcement

     Violation of this Code may result in disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending Employee, and any financial detriment sustained by the Company and its Clients. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

     We will work together to ensure compliance with the Code and to take prompt action in response to reported violations of the Code.

VIII. PERSONS COVERED

     This Code applies to all directors, officers, and employees of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to spouses, family members, and others who live in their households. In particular, the Company’s directors, officers, and employees may not, indirectly through a family member, do what they cannot do directly. Therefore, all references in the Code to the Company’s directors, officers, and employees include such individuals as well as, where appropriate, their immediate families.

IX. HELP AND INFORMATION

     All Employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to their supervisor or any officer of the Company. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

X. GENERAL

     This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

XI. ACKNOWLEDGMENT (WRITTEN OR ELECTRONIC) OF RECEIPT AND COMPLIANCE WITH THE CODE

     I hereby certify, by reference to my written or electronic signature on Annex A, that I have received, read, and understand the Code of Business Conduct and Ethics of Longhorn Capital Partners, L.P. (the “Company”). I understand that a violation of any provision of the Code of Business Conduct and Ethics is grounds for discipline up to and including termination of my position with the Company. I also understand that if I discover a violation of any provision of the Code of Business Conduct and Ethics, it is my duty to notify the appropriate authorized persons of the Company. I acknowledge that I have complied with the requirements of the Code during the prior year, if applicable.

     I hereby agree, by reference to my electronic signature on Annex A, to comply with the policies and guidelines set forth in the Company’s Code of Business Conduct and Ethics.